Northrim Bancorp, Inc.
Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

EXHIBIT 99.1

NEWS RELEASE

Northrim BanCorp Reports Third Quarter Profits of $1.6 Million, or $0.24 Per Share

ANCHORAGE, AK—October 23, 2008—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported that net income was $1.6 million, or $0.24 per diluted share for the third quarter of 2008 after taking a provision for loan loss reserves of $2.0 million, compared to net income of $3.6 million or $0.56 per diluted share, with a provision for loan loss reserves of $725,000 in the third quarter of 2007. For the first nine months of 2008, Northrim earned $5.1 million or $0.78 per diluted share, after booking a $5.7 million provision for loan loss reserves, compared to a net income of $9.5 million, or $1.46 per diluted share, after taking a $2.5 million provision for loan loss reserves in the like period a year ago.

Financial Highlights (at or for the periods ended September 30, 2008, compared to September 30, 2007)

•	Northrim remains well capitalized with Tier 1 Capital/risk adjusted assets of 12.81%.

•	The $116 million investment portfolio is primarily short-term U.S. government agency paper and local investment grade municipal bonds and contains no common or preferred Fannie Mae or Freddie Mac securities.

•	Liquidity remains high with a ratio of 23% of cash and investments to total liabilities.

•	Net interest margin was 5.10% for the third quarter 2008, and 5.31% year-to-date.

•	Book value per share was $16.40 and tangible book value was $14.91 per share.

•	Deposits grew 5% year over year, with demand deposits up 17%, accounting for 29% of total deposits.

•	Nonperforming assets were $33 million, up from $29.2 million at June 30, 2008 and $9.3 million at September 30, 2007.

•	The allowance for loan losses increased to 1.94% of total loans from 1.74% at September 30, 2007.

•	Northrim continued the quarterly cash dividend of $0.17 per share, which provides an annualized yield of approximately 5% at recent share prices.

Capital Adequacy and Liquidity

“Northrim has always maintained a high level of capital, and we continue to build our capital levels,” said Marc Langland, Chairman, President, and CEO. “There is no substitute for capital and we believe that a strong balance sheet is the best defense in turbulent times.” Northrim had total equity to assets of 10.3% and total capital to risk adjusted assets of 14.06% at September 30, 2008. On October 31, 2008 Northrim will pay a $0.17 per share dividend to shareholders of record on October 20, 2008. Northrim has consistently paid quarterly cash dividends since 1995.

“We believe that we are well positioned to meet the liquidity needs of the company and our customers,” said Joe Schierhorn, Chief Financial Officer. “With high liquidity and very short duration investments, we believe that we have adequate resources to meet the needs of our depositors.”

Alaska Economic Update

Fueled by the growth in the oil and gas sector and ongoing activities in mining, transportation and tourism, Alaska’s economy is healthy. In fiscal 2008, according to information provided by the State of Alaska’s Legislative Finance Division, the State of Alaska posted a $4.3 billion surplus, with oil and gas revenues contributing more than 88% of the state’s unrestricted revenues. The State of Alaska and its agencies provide added strength to the Alaskan economy in the form of total budget reserves of $12 billion, a Permanent Fund of $30+ billion, and the Alaska Housing Finance Corporation (AHFC) with total assets of $5.04 billion and net assets of $1.71 billion. According to its 2008 Report to Alaskans, since 1986, AFHC has contributed more than $1.5 billion of its earnings to state revenues and in 2008 helped 2,355 Alaska families purchase homes with $493.5 million in loans including $246 million that went to 1,351 first-time homebuyers.

Earnings from investments of the state’s Permanent Fund provide dividends to residents of Alaska. This dividend payment from Alaska’s Permanent Fund and an energy rebate totaled $3,200 per person and $2 billion in the aggregate and was distributed in September of this year, which provided an additional source of liquidity for the state’s economy.

“Despite the strong drivers in the Alaska economy, the sales cycle in the housing market has slowed due to a tighter mortgage market and lower consumer confidence levels,” said Joe Beedle, Executive Vice President and Chief Lending Officer. “According to information provided by the Municipality of Anchorage, residential building permits have declined from 1300 in 2006 to an estimated total of 500 in 2008, which has reduced the supply of new homes in the market and helped to stabilize home prices.” According to statistics published by the Alaska Multiple Listing Service (MLS), through September of 2008, the average sales price of a home in Anchorage was $329,000, up 0.72% from a year ago. The MLS statistics also indicated that there was 5.1 months of inventory based on the thirteen month sales for the period ending September of 2008, as compared to 5.7 months of inventory for the thirteen month period ending September 30, 2007 . According to statistics provided by the Mortgage Banker’s Association, foreclosures in the Alaska market are also the third lowest in the nation at 0.86% through the second quarter of 2008. These statistics also show that Alaska home loans that are more than 30 days delinquent are at 3.8% of loans, compared to 6.2% nationwide in the second quarter of 2008.

Asset Quality and Balance Sheet Review

In the fourth quarter of 2007, Northrim completed the purchase of Alaska First Bank & Trust, N.A., which added $58 million to its assets and $48 million to its deposits. Northrim’s assets grew 5% to $1.01 billion at September 30, 2008, compared to $959 million a year ago. The loan portfolio totaled $705 million at September 30, 2008, compared to $695 million a year ago, with 85% located in the greater Anchorage area and 15% in the Fairbanks market.

The loan portfolio is well diversified with commercial real estate now accounting for 37% of the portfolio and 59% of those loans are owner occupied. Construction and land development loans, which account for only 16% of the loan portfolio, are down 19% in the past year to $113.8 million.

“While our economy has been one of the strongest in the nation, our asset quality has declined over the past year, due primarily to a few large customers, mainly in the greater Anchorage market who have not been able to withstand the slower sales cycle in the real estate market,” Beedle noted. “We continue to aggressively manage our nonperforming assets and have become more conservative in our underwriting and valuation processes. Last year we created a Quality Assurance department to improve the underwriting of new loans. Our senior management team also has extensive experience working through several credit cycles, including the downturn in the late 1980’s.”

Nonperforming assets consist of non accrual loans, accruing loans 90 days or more past due, restructured loans, and Other Real Estate Owned (OREO). Total nonperforming assets were $33 million, or 3.27% of total assets at September 30, 2008, compared to $29.2 million, or 2.80% of total assets at June 30, 2008, and $9.3 million, or 0.97% of total assets a year ago. Non accrual loans increased to $15.7 million at September 30, 2008 from $11.9 million last quarter and $5.7 million a year ago due mainly to an increase in non accrual residential construction loans. Loans 90 days past due declined to $5.0 million at September 30, 2008 from $6.2 million in the prior quarter, but were up from $2.9 million a year ago.

The allowance for loan losses increased to $13.7 million, or 1.94% of gross loans at the end of the third quarter of 2008, compared to $12.1 million, or 1.74% of gross loans, at September 30, 2007. Net charge-offs in the third quarter of 2008 were $1.9 million, or 1.05% of average loans on an annualized basis, compared to $1.1 million, or 0.60% of average loans in the second quarter of 2008 and $492,000, or 0.28% of average loans for the quarter ended September 30, 2007. Year-to-date, net charge-offs were $3.8 million, or 0.71% of average loans compared to $2.6 million, or 0.49% of average loans in the first nine months of 2007.

Northrim’s OREO increased $1.2 million to $12.3 million at September 30, 2008, from $11.1 million at June 30, 2008, and $717,000 a year ago. The OREO portfolio consists of a $2.2 million, 3-story 20-unit condominium project which is scheduled to be completed in the fourth quarter of 2008, a $1.7 million lot development project adjacent to a $3.7 million, 22-unit townhome-style condominium project that is scheduled to go on the market next month, a $3.1 million single-family housing development project for 7 homes and 33 lots, and four other small residential construction projects totaling approximately $1 million. In the first nine months of this year, Northrim took a $1.1 million write-down on its OREO projects, primarily due to higher than anticipated excavation and foundation costs required for two of its major OREO projects. The increases in OREO balances in the third quarter of 2008 are due to additional funds used to complete these projects during the quarter as well as three properties that were added to OREO during the quarter. “Based upon our assessment of a stable market, moderate inventory levels, and the declining amount of new construction activity, we expect to liquidate our existing OREO properties over the next two years,” said Beedle.

Investment securities increased 28% to $116.3 million at September 30, 2008, from $90.5 million a year ago. “The majority of our investments are high quality, short-term securities with US government agencies, local municipalities, and local electric utility bonds. At September 30, 2008, the portfolio includes $374,000 in mortgage backed securities.. Most of these securities have underlying ratings of A1 or better and were rated AAA due to additional insurance coverage. The average maturity of these securities is less than two years. There are no investments in common or preferred stock (including Fannie Mae or Freddie Mac),” said Chris Knudson, Chief Operating Officer.

Total deposits were up 5% to $854 million at September 30, 2008, compared to $818 million a year earlier. Non-interest bearing demand deposits increased 17% and interest bearing demand deposits grew 21% year-over-year reflecting the continuing success of our High Performance Checking program. Time deposit balances increased 75% and savings account balances increased 16% while Alaska CD (a flexible certificate of deposit program) and money market balances fell 39% and 13% respectively. The increase in time deposits reflects the movement of customers from lower yielding accounts to higher yielding certificates of deposit. In addition, Northrim had $45 million in certificates of deposit on account for the Alaska Permanent Fund at September 30, 2008, and there were no balances in these accounts at September 30, 2007. “About 80% of our deposits are in transaction accounts contributing to our strong liquidity and providing an affordable source of funding,” said Chris Knudson. At the end of the third quarter, money market balances accounted for 19% of total deposits, demand deposits accounted for 29%, the Alaska CD accounted for 13%, interest bearing demand accounts were 12%, savings deposits were 7%, and time certificates were 20% of total deposits.

Shareholders’ equity increased 3% to $103.6 million, or $16.40 per share, at September 30, 2008, compared to $100.3 million, or $15.87 per share, at September 30, 2007. Tangible book value per share at quarter-end was $14.91 compared to $14.82 a year earlier. Northrim remains well capitalized with Tier 1 Capital to Risk Adjusted Assets of 12.81%.

Review of Operations

Revenue (net interest income plus other operating income) fell 7% to $14.1 million in the third quarter of 2008, compared to $15.2 million in the third quarter of 2007. Net interest income before the provision for loan losses declined 11% to $11.1 million in the third quarter of 2008 from $12.4 million in the same quarter a year ago. Year-to-date revenue was $43.0 million at September 30, 2008, down slightly from $44.0 million in the first nine months of 2007. Net interest income before the provision for loan losses dropped 6% to $34.8 million in the first nine months of 2008 from $36.9 million in the first nine months of last year.

Net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.10% in the third quarter of 2008 compared to 5.81% in the third quarter a year ago. Net interest margin year-to-date was 5.31% compared to 5.93% in the first nine months of 2007. “Our net interest margin continued to decline as the yield on our earning assets declined more than the cost of our funds. The increase in our nonperforming assets throughout the year also caused the margin to decline,” said Schierhorn.

“We continue to increase our provision for loan losses to account for higher levels of nonperforming loans compared to a year ago,” Knudson said. The loan loss provision in the third quarter of 2008 totaled $2.0 million, compared to $725,000 in the third quarter of 2007. Third quarter 2008 net interest income, after the provision for loan losses, fell 22% to $9.1 million from $11.7 million a year ago. Year-to-date, the loan loss provision was $5.7 million, up from $2.5 million in the first nine months of 2007. Net interest income, after the provision for loan losses, was down 16% at $29.1 million in the first nine months of 2008 compared to $34.4 million in the like period a year ago.

Other operating income continued to grow, due in part to larger contributions from affiliates. Total other operating income increased 7% in the third quarter of 2008 to $3.0 million, from $2.8 million in the third quarter of 2007, and rose 16% year-to-date to $8.2 million, as compared to $7.1 million in the first nine months of 2007. Deposit account service charge income was relatively flat at $841,000 in the third quarter of 2008 and up 14% to $2.6 million in the first nine months of 2008, as compared to $873,000 and $2.3 million, respectively, for the same periods a year ago, reflecting new deposit services that were added in the second quarter of 2007.

Purchased receivable income dropped 13% to $648,000 in the third quarter of 2008 from $744,000 in the third quarter of 2007 and 7% to $1.7 million year-to-date as compared to $1.8 million in the first nine months of 2007, as one of the purchased receivable offerings was eliminated. Employee benefit plan income grew to $398,000 for the third quarter of 2008 and $1.1 million for the nine month period ending September 30, 2008, as compared to $319,000 and $890,000, respectively for the same periods a year ago due to the addition of more customers to this product line. Earnings from Northrim’s mortgage affiliate increased to $210,000 for the third quarter of 2008 and $516,000 for the first nine months of 2008, as compared to $202,000 and $390,000, respectively, for the same periods in 2007 due to an increase in mortgage originations, particularly refinance activity, and a reduction in operating costs.

Operating expenses rose 13% in both the third quarter and first nine months of 2008 as compared to the same periods a year ago, with the OREO impairment and collection costs, FDIC insurance premiums, and professional and outside services costs accounting for the majority of the increase. Noninterest expense in the third quarter of 2008 was $9.7 million compared to $8.6 million in the third quarter a year ago. Noninterest expense in the first nine months of 2008 was $29.5 million compared to $26.1 million a year ago.

The efficiency ratio during the third quarter of 2008 was 68.11% compared to 56.14% in the third quarter a year ago. In the first nine months of the year, the efficiency ratio was 68.09% compared to 58.76% in the first nine months of 2007. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Income Statement						Quarter Ended September 30:

(Dollars in thousands, except per share data)				2008				2007				% Change

				(unaudited)				(unaudited)			(unaudited)
Interest Income:
Interest and fees on loans						$13,189				$16,613		-21%
Interest on portfolio investments			1,154				964					20%
Interest on overnight investments			264				893					-70%

Total interest income			14,607				18,470					-21%
Interest Expense:
Interest expense on deposits						2,947				5,581		-47%
Interest expense on borrowings						564				477		18%

Total interest expense						3,511				6,058		-42%

Net interest income						11,096				12,412		-11%
Provision for loan losses						2,000				725		176%

	Net interest income after provision for loan losses					9,096				11,687		-22%
Other Operating Income:
Service charges on deposit accounts						841				873		-4%
Purchased receivable income						648				744		-13%
Employee benefit plan income						398				319		25%
Equity in earnings from mortgage affiliate						210				202		4%
Other income						892				645		38%

Total other operating income						2,989				2,783		7%
Other Operating Expense:
Salaries and other personnel expense			5,135				5,110					0%
Occupancy, net			662				695					-5%
Loan and other real estate owned expenses			544				74					635%
Professional and outside services			411				268					53%
Equipment expense			316				333					-5%
Intangible asset amortization expense			89				28					218%
Impairment on other real estate owned			85				-					100%
Other expense			2,440				2,051					19%

Total other operating expense			9,682				8,559					13%

	Income before income taxes and minority interest		2,403				5,911					-59%

Minority interest in subsidiaries			102				85					20%

Pre tax income			2,301				5,826					-61%

Provision for income taxes			751				2,200					-66%
Net income						$1,550				$3,626		-57%

Basic EPS						$0.24				$0.57		-58%
Diluted EPS						$0.24				$0.56		-57%
Average basic shares					6,351,210				6,386,334			-1%
Average diluted shares					6,539,295				6,480,057			1%
Income Statement							Nine Months Ended September 30::

(Dollars in thousands, except per share data)				2008				2007			% Change

Interest Income:				(unaudited)			(unaudited)				(unaudited)
Interest and fees on loans						$40,900			$50,370			-19%
Interest on portfolio investments				4,148			2,949					41%
Interest on overnight investments				804			1,506					-47%

Total interest income				45,852			54,825					-16%
Interest Expense:
Interest expense on deposits						9,824			16,543			-41%
Interest expense on borrowings						1,271			1,380			-8%

Total interest expense						11,095			17,923			-38%

Net interest income						34,757			36,902			-6%
Provision for loan losses						5,699			2,513			127%

	Net interest income after provision for loan losses					29,058			34,389			-16%
Other Operating Income:
Service charges on deposit accounts						2,591			2,269			14%
Purchased receivable income						1,695			1,820			-7%
Employee benefit plan income						1,057			890			19%
Equity in earnings from mortgage affiliate						516			390			32%
Other income						2,376			1,746			36%

Total other operating income						8,235			7,115			16%
Other Operating Expense:
Salaries and other personnel expense				15,978			15,526					3%
Occupancy, net				2,298			2,013					14%
Professional and Outside Services				1,143			789					45%
Impairment on other real estate owned				1,062			-					100%
Equipment expense				903			1,040					-13%
Loan and other real estate owned expense				887			47					1787%
Intangible asset amortization expense				265			249					6%
Other expense				7,002			6,451					9%

Total other operating expense				29,538			26,115					13%
	Income before income taxes and minority interest			7,755			15,389					-50%

Minority interest in subsidiaries				271			215					26%

Pre tax income				7,484			15,174					-51%

Provision for income taxes				2,347			5,677					-59%
Net income						$5,137			$9,497			-46%

Basic EPS						$0.81			$1.48			-45%
Diluted EPS						$0.78			$1.46			-47%
Average basic shares					6,350,166			6,420,054				-1%
Average diluted shares					6,545,427			6,515,894				0%
Balance Sheet

(Dollars in thousands, except per share data)
	September 30,	December 31,			September 30,				Annual
	2008		2007			2007			% Change

	(unaudited)				(unaudited)				(unaudited)
Assets:
Cash and due from banks	$31,809			$30,767			$26,159				22%
Overnight investments	63,266	33,039			78,443						-19%
Portfolio investments	116,319	161,713			90,536						28%
Loans:
Commercial loans	277,782	284,686			297,882						-7%
Commercial real estate	263,812	243,245			213,214						24%
Construction loans	113,842	138,070			141,268						-19%
Consumer loans	51,978	51,139			45,472						14%
Other loans	481	405			113						326%
Unearned loan fees	(2,656)			(2,744)			(3,000)				-11%

Total loans	705,239	714,801			694,949						1%
Allowance for loan losses	(13,656)		(11,735)			(12,074)					13%

Net loans	691,583	703,066			682,875						1%
Purchased receivables, net	15,905	19,437			23,168						-31%
Premises and equipment, net	30,108	15,621			13,910						116%
Goodwill and intangible assets	9,402	9,946			6,656						41%
Other real estate owned	12,261	4,445			717						1610%
Other assets	38,087	36,680			36,408						5%
Total assets	$1,008,740		$1,014,714			$958,872					5%

Liabilities and Shareholders’ Equity:
Demand deposits	$244,559		$224,986			$208,441					17%
Interest-bearing demand	104,521	96,455			86,250						21%
Savings deposits	59,723	55,285			51,645						16%
Alaska CDs	115,010	171,341			187,765						-39%
Money market deposits	162,820	215,819			187,448						-13%
Time deposits	167,827	103,490			96,060						75%

Total deposits	854,460	867,376			817,609						5%
Borrowings	23,634	16,770			12,698						86%
Junior subordinated debentures	18,558	18,558			18,558						0%
Other liabilities	8,453			10,595			9,703				-13%

Total liabilities	905,105			913,299			858,568				5%
Minority interest in subsidiaries	44			24			29				52%
Shareholders’ equity	103,591			101,391			100,275				3%
Total liabilities and equity	$1,008,740		$1,014,714			$958,872					5%

Financial Ratios and Other Data

(Dollars in thousands, except per share data)
						September 30,			June 30,			September 30,
							2008			2008		2007

						(unaudited)			(unaudited)			(unaudited)
Asset Quality:
Non accrual loans								$15,747			$11,855	$5,666
Loans 90 days past due						4,953			6,199			2,917
Restructured loans						-			-			17

	Total non-performing loans					20,700			18,054			8,600
Other real estate owned						12,261			11,147			717
	Total non-performing assets							$32,961			$29,201	$9,317

Non-performing loans / portfolio loans								2.94%			2.54%	1.24%
Non-performing assets / assets								3.27%			2.80%	0.97%
Allowance for loan losses / portfolio loans								1.94%			1.90%	1.74%
Allowance / non-performing loans								65.97%			74.88%	140.40%
Net Loan charge-offs for the quarter								$1,863			$1,051	$492
Net Loan charge-offs year-to-date								$3,778			$1,915	$2,564
Net loan charge-offs for the quarter / average loans, annualized								1.05%			0.60%	0.28%
Net loan charge-offs year-to-date / average loans, annualized								0.71%			0.54%	0.49%
Capital Data (At quarter end):
Book value per share								$16.40			$16.15	$15.87
Tangible book value per share								$14.91			$14.65	$14.82
Tier 1 / Risk Adjusted Assets								12.81%			12.73%	13.33%
Total Capital / Risk Adjusted Assets								14.06%			13.99%	14.58%
Tier 1 /Average Assets								11.46%			11.22%	11.89%
Shares outstanding							6,315,109			6,311,807		6,317,268
Unrealized gain (loss) on AFS securities, net of income taxes								($121)			($51)	$3
Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)								5.10%			5.20%	5.81%
Efficiency ratio*								68.11%			72.10%	56.14%
Return on average assets								0.62%			0.58%	1.52%
Return on average equity								5.87%			5.59%	14.32%
Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)								5.31%			5.41%	5.93%
Efficiency ratio*								68.09%			68.08%	58.76%
Return on average assets								0.70%			0.74%	1.37%
Return on average equity								6.61%			7.02%	12.89%
*excludes intangible asset amortization expense

Average Balances
(Dollars in thousands, except per share data)
September 30,		December 31,	September 30,	Annual
	2008	2007	2007	% Change

(unaudited)		(unaudited)	(unaudited)	(unaudited)
Average Quarter Balances
Loans	$706,661	$710,398	$698,570	1%
Total earning assets	872,470	891,617	850,285	3%
Total assets	988,274	992,473	944,176	5%
Non-interest bearing deposits	224,290	213,345	199,845	12%
Interest bearing deposits	592,469	627,410	601,787	-2%
Total deposits	816,759	840,755	801,632	2%
Shareholders’ equity	105,115	103,056	100,481	5%
Average Year-to-date Balances — unaudited
Loans	$705,913	$710,959	$711,148
Total earning assets	881,065	849,263	834,990
Total assets	985,848	941,328	924,092
Non-interest bearing deposits	207,551	196,313	190,573
Interest bearing deposits	623,600	602,655	594,312
Total deposits	831,151	798,968	784,885
Shareholders’ equity	103,822	99,665	98,523

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